Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 28, 2015

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the fourth quarter ended December 31, 2014, of $1,391,768 or $0.28 per share compared to $1,451,600 or $0.29 per share for the fourth quarter of 2013. The Company’s earnings of $5,124,908 or $1.03 per share for the full year compares favorably to $5,086,655 or $1.03 per share in 2013.

Total assets for the Company at year-end 2014 were $586,711,044 compared to $573,667,404 at year-end 2013, an increase of 2.27%.  The increase in assets was due to an increase in loans of $7.9 million and an increase in municipal investments of $3.9 million, with the increase in loans driven by growth in commercial loans.  On December 31, 2014 loans totaled $447,804,955 compared to $439,908,926 on December 31, 2013, an increase of 1.75%.  Funding for the increase in earning assets was from an increase in deposits of $11.5 million.  Capital grew to $48,995,202 with a book value of $9.43 per share on December 31, 2014 compared to $46,135,977 with a book value of $8.96 per share on December 31, 2013.

The Company’s 2014 increase in earnings is attributable to the increase in earning assets combined with a decrease in interest paid on deposits resulting in an increase in net interest income of $696,885; the provision for loan losses decreased by $130,000, and non-interest expenses decreased $262,662.  These positive trends were offset by a decrease in non interest income of $840,817 and an increase in the provision for income tax expense of $210,477.  The decrease in non interest income is mainly due to a reduction in income on sale of loans in the secondary market of $647,178.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said “We are pleased that we continue to be a well-capitalized profitable bank serving the citizens of Vermont. Earnings continue to be stable in spite of the flat yield curve and lagging economic recovery. I continue to be thankful for the hard working dedicated people that continue to make this the great company that it is!”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable February 1, 2015 to shareholders of record as of January 15, 2015.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.